hqlvoting.txt
H&Q LIFE SCIENCES INVESTORS

ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 11, 2012. Shareholders voted to elect Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

			For 			Withheld
Michael W. Bonney 	12,691,471 		328,678
Daniel R. Omstead 	12,679,868 		340,280
Rakesh K. Jain 		12,456,568 		563,580
Lucinda H. Stebbins 	12,699,876 		320,272

Daniel R. Omstead, Ph.D., Rakesh K. Jain, Ph.D. and Lucinda H. Stebbins, CPA were elected to serve until the 2015 Annual Meeting.

Michael W. Bonney was elected to serve until the 2014 Annual Meeting.

Trustees serving until the 2013 Annual Meeting are Uwe E. Reinhardt.

Trustees serving until the 2014 Annual Meeting are William S. Reardon, CPA and Oleg M. Pohotsky.

Shareholders ratified the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2012 by the following votes:

For 		Against 	Abstain
12,777,507 	122,555 	120,086

Shareholders opposed a shareholder proposal regarding annual terms of trustees by the following votes:

For 		Against 	Abstain 	Non-Votes
3,300,728 	4,125,248 	267,636 	5,326,537